Exhibit 99.2

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

Emdeon Inc.

We have audited the accompanying consolidated balance sheets of Emdeon Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Emdeon Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee

March 16, 2015,

except for Note 19, as to which the date is

July 28, 2015

Emdeon Inc.

Consolidated Balance Sheets

(amounts in thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$82,306	$76,538

Accounts receivable, net of allowance for doubtful accounts of $6,377 and $3,856 at December 31, 2014 and December 31, 2013, respectively	233,791	214,247
Deferred income tax assets	18,893	6,317
Prepaid expenses and other current assets	29,246	27,019

Total current assets	364,236	324,121
Property and equipment, net	244,153	269,470
Goodwill	1,702,569	1,502,434
Intangible assets, net	1,539,394	1,632,688
Other assets, net	20,312	19,169

Total assets	$3,870,664	$3,747,882

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,399	$8,367
Accrued expenses	175,206	131,149
Deferred revenues	10,518	10,881
Current portion of long-term debt	27,308	31,330

Total current liabilities	229,431	181,727
Long-term debt, excluding current portion	2,146,597	1,999,026
Deferred income tax liabilities	413,227	436,263
Tax receivable agreement obligations to related parties	163,983	150,496
Other long-term liabilities	15,361	11,824
Commitments and contingencies
Equity:
Common stock (par value, $.01), 100 shares authorized and outstanding at December 31, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	1,149,360	1,139,375
Accumulated other comprehensive income (loss)	(1,955)	(1,343)
Accumulated deficit	(245,340)	(169,486)

Total equity	902,065	968,546

Total liabilities and equity	$3,870,664	$3,747,882

Emdeon Inc.

Consolidated Statements of Operations

(amounts in thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenue:
Solutions revenue	$1,006,949	$930,713	$843,394
Postage revenue	343,464	311,854	308,919

Total revenue	1,350,413	1,242,567	1,152,313
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	462,332	447,324	388,480
Development and engineering	32,956	31,426	33,271
Sales, marketing, general and administrative	198,379	170,051	147,012
Customer postage	343,464	311,854	308,919
Depreciation and amortization	189,218	183,839	187,225
Accretion	14,446	26,470	8,666
Impairment of long-lived assets	83,169	10,619	1,865

Operating income (loss)	26,449	60,984	76,875
Interest expense, net	146,829	153,169	172,253
Loss on extinguishment of debt	—	23,160	21,853
Contingent consideration	1,307	(69)	—
Other	(3,968)	(4,133)	1,250

Income (loss) before income tax provision (benefit)	(117,719)	(111,143)	(118,481)
Income tax provision (benefit)	(41,865)	(36,685)	(40,146)

Net income (loss)	$(75,854)	$(74,458)	$(78,335)

Emdeon Inc.

Consolidated Statements of Comprehensive Income (Loss)

(amounts in thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Net income (loss)	$(75,854)	$(74,458)	$(78,335)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	(393)	2,583	(3,662)
Foreign currency translation adjustment	(219)	(137)	67

Other comprehensive income (loss)	(612)	2,446	(3,595)

Total comprehensive income (loss)	$(76,466)	$(72,012)	$(81,930)

Emdeon Inc.

Consolidated Statements of Equity

(amounts in thousands, except share amounts)

			Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity

	Common Stock
	Shares	Amount
Balance at January 1, 2012	100	$—	$1,120,676	$(16,693)	$(194)	$1,103,789
Equity compensation expense	—	—	6,842	—	—	6,842

Issuance of shares in connection with equity compensation plans, net of taxes	—	—	317	—	—	317
Repurchase of Parent common stock	—	—	(436)	—	—	(436)
Reclassification of liability awards to equity awards	—	—	3,675	—	—	3,675
Other	—	—	(106)	—	—	(106)
Net income (loss)	—	—	—	(78,335)	—	(78,335)
Foreign currency translation adjustment	—	—	—	—	67	67
Change in fair value of interest rate swap, net of taxes	—	—	—	—	(3,662)	(3,662)

Balance at December 31, 2012	100	$—	$1,130,968	$(95,028)	$(3,789)	$1,032,151

Equity compensation expense	—	—	7,021	—	—	7,021
Repurchase of Parent common stock	—	—	(613)	—	—	(613)
Capital contribution from Parent	—	—	1,999	—	—	1,999
Net income (loss)	—	—	—	(74,458)	—	(74,458)
Foreign currency translation adjustment	—	—	—	—	(137)	(137)
Change in fair value of interest rate swap, net of taxes	—	—	—	—	2,583	2,583

Balance at December 31, 2013	100	$—	$1,139,375	$(169,486)	$(1,343)	$968,546

Equity compensation expense	—	—	7,334	—	—	7,334

Issuance of shares in connection with equity compensation plans, net of taxes	—	—	1,223	—	—	1,223
Repurchase of Parent common stock	—	—	(1,221)	—	—	(1,221)
Capital contribution from Parent	—	—	1,999	—	—	1,999
Other	—	—	650	—	—	650
Net income (loss)	—	—	—	(75,854)	—	(75,854)
Foreign currency translation adjustment	—	—	—	—	(219)	(219)
Change in fair value of interest rate swap, net of taxes	—	—	—	—	(393)	(393)

Balance at December 31, 2014	100	$—	$1,149,360	$(245,340)	$(1,955)	$902,065

Emdeon Inc.

Consolidated Statements of Cash Flows

(amounts in thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Operating activities
Net income (loss)	$(75,854)	$(74,458)	$(78,335)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	189,218	183,839	187,225
Accretion	14,446	26,470	8,666
Equity compensation	7,334	7,021	6,842
Deferred income tax expense (benefit)	(43,392)	(39,555)	(38,447)
Amortization of debt discount and issuance costs	7,847	8,475	10,185
Contingent consideration	1,307	(69)	—
Gain on sale of cost method investment	(114)	(2,925)	—
Loss on extinguishment of debt	—	22,828	18,293
Impairment of long-lived assets	83,169	10,619	1,865
Other	(2,255)	(1,962)	820
Changes in operating assets and liabilities:
Accounts receivable	(6,824)	(20,791)	1,601
Prepaid expenses and other	536	1,442	(12,096)
Accounts payable	4,591	1,335	(2,149)
Accrued expenses, deferred revenue and other liabilities	26,650	29,273	(25,216)
Tax receivable agreement obligations to related parties	(988)	(1,142)	(334)

Net cash provided by (used in) operating activities	205,671	150,400	78,920

Investing activities
Purchases of property and equipment	(55,926)	(71,086)	(62,054)
Payments for acquisitions, net of cash acquired	(252,772)	(18,291)	(59,011)
Proceeds from sale of cost method investment	677	5,820	—
Other	(139)	—	—

Net cash provided by (used in) investing activities	(308,160)	(83,557)	(121,065)

Financing activities
Proceeds from Term Loan Facility	157,600	—	70,351
Payments on Term Loan Facility	(13,279)	(12,912)	(12,817)
Payment of debt assumed from acquisition	(25,262)	(218)	—
Proceeds from Revolving Facility	183,000	—	—
Payments on Revolving Facility	(183,000)	—	(15,000)
Payment of loan costs	(2,096)	(2,178)	(2,060)
Data sublicense and deferred financing obligation payments	(10,741)	(7,564)	(3,796)
Repurchase of Parent common stock	(1,221)	(613)	(317)
Capital contribution from Parent	3,256	1,999	—
Other	—	(582)	(376)

Net cash provided by (used in) financing activities	108,257	(22,068)	35,985

Net increase (decrease) in cash and cash equivalents	5,768	44,775	(6,160)
Cash and cash equivalents at beginning of period	76,538	31,763	37,923

Cash and cash equivalents at end of period	$82,306	$76,538	$31,763

Supplemental disclosures of cash flow information
Cash paid for interest	$135,582	$140,771	$171,879

Cash paid for income taxes	$736	$847	$7,545

Supplemental disclosures of noncash transactions
Deferred financing obligations:
Property and equipment	$1,651	$12,722	$—

Other assets	$—	$2,646	$—

Current portion of long-term debt	$613	$6,377	$—

Long-term debt	$1,038	$8,991	$—

Business combinations:
Goodwill	$11,345	$5,553	$—

Accrued expenses	$10,695	$5,553

Additional paid-in capital	$650	—	$—

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

1. Nature of Business and Organization

Nature of Business

Emdeon Inc. (the “Company”), through its subsidiaries, is a provider of software and analytics, network solutions and technology-enabled services that optimize communications, payments and actionable insights by leveraging its intelligent healthcare platform, which includes one of the largest financial and administrative networks in the United States healthcare system. The Company’s platform and solutions integrate and automate key functions of its payer, provider and pharmacy customers throughout the patient encounter, from consumer engagement and pre-care eligibility and enrollment through payment.

Organization

The Company was formed as a Delaware limited liability company in September 2006 and converted into a Delaware corporation in September 2008 in anticipation of the Company’s August 2009 initial public offering (the “IPO”).

On November 2, 2011, pursuant to an Agreement and Plan of Merger among the Company, Beagle Parent Corp. (“Parent”) and Beagle Acquisition Corp. (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving the merger (the “Merger”). Subsequent to the Merger, the Company became an indirect wholly-owned subsidiary of Parent, which is controlled by affiliates of The Blackstone Group L.P. (“Blackstone”).

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include all subsidiaries and entities that are controlled by the Company. The results of operations for companies acquired are included in the consolidated financial statements from the effective date of acquisition. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

Effective January 1, 2015, the Company completed an internal reorganization of its reporting structure which resulted in a change in the composition of its reportable segments to software and analytics, network solutions and technology-enabled services. Segment information has been restated to reflect the current organizational structure.

Effective January 1, 2015, in order to clarify the nature of its customer related postage activities, the Company also created separate captions on the statement of operations within revenue and costs and expenses, respectively. Previously, such amounts were included within revenue and costs of operations. To conform to the current presentation, costs of operations were reduced by $343,464, $311,854 and $308,919 and reclassified as customer postage for the years ended December 31, 2014, 2013 and 2012, respectively.

Accounting Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; tax receivable agreement obligations; the fair value of interest rate swap obligations; contingent consideration; loss accruals; the carrying value of long-lived assets (including goodwill and intangible assets); the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; revenue recognition; contingencies; and the value attributed to equity awards.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Business Combinations

The Company recognizes the consideration transferred (i.e. purchase price) in a business combination, as well as the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date.

The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, costs or market approaches as determined based on the nature of the asset or liability and the level of inputs available to the Company (i.e. quoted prices in an active market, other observable inputs or unobservable inputs). To the extent that the Company’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete. The Company retroactively adjusts, to the extent material, such provisional amounts as of the acquisition date once new information is received about facts and circumstances that existed as of the acquisition date.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the Company’s best estimate of losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Software Development Costs

The Company generally provides services to its customers using software developed for internal use. The costs that are incurred to develop such software are expensed as incurred during the preliminary project stage. Once certain criteria have been met, direct costs incurred in developing or obtaining computer software are capitalized. Training, maintenance and data conversion costs are expensed as incurred. Capitalized software costs are included in property and equipment in the accompanying consolidated balance sheets and are amortized over a three-year period.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation, including that related to assets under capital lease, is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives for newly acquired assets are generally as follows:

Computer equipment	3-5 years
Production equipment	5-7 years
Office equipment, furniture and fixtures	3-7 years
Software	3 years
Technology	6-9 years
Leasehold improvements	Shorter of useful life or lease term

Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Expenditures for maintenance repair and renewals that extend the useful life of an asset are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets resulting from the Company’s acquisitions are accounted for using the acquisition method of accounting. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets generally as follows:

Customer relationships	5-20 years
Tradenames	3-20 years
Data sublicense agreement	6 years
Non-compete agreements	2-5 years
Backlog	4 years

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

The Company assesses its goodwill for impairment annually (as of October 1 of each year) or whenever significant indicators of impairment are present. The Company first assesses whether it can reach a more likely than not conclusion that goodwill is not impaired via qualitative analysis alone. To the extent such a conclusion cannot be reached based on a qualitative assessment alone, the Company, using the assistance of a valuation specialist as appropriate, compares the fair value of each reporting unit to its associated carrying value. If the fair value of the reporting unit is less than the carrying value, then a hypothetical acquisition method allocation is performed to determine the amount of the goodwill impairment to recognize. The Company recognized no impairment in conjunction with its most recent goodwill impairment analysis.

Long-Lived Assets

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Other Assets

Other assets consist primarily of debt issuance costs and other miscellaneous items. Debt issuance costs are generally amortized using the effective interest method over the term of the debt. The amortization is included in interest expense in the accompanying consolidated statements of operations.

Derivatives

Derivative financial instruments are used to manage the Company’s interest rate exposure. The Company does not enter into financial instruments for speculative purposes. Derivative financial instruments are accounted for and measured at fair value and recorded on the balance sheet. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in interest expense in current earnings during the period of change.

Equity Compensation

Compensation expense related to the Company’s equity awards is generally recognized on a straight-line basis over the requisite service period. For awards subject to vesting based on market or performance conditions, however, compensation expense is recognized under the accelerated method. The fair value of the equity awards subject only to service conditions is determined by use of a Black-Scholes model. The fair value of the equity awards subject to market or performance conditions is determined by use of a Monte Carlo simulation.

Revenue Recognition

The Company generates most of its revenue by using technology solutions to provide services to our customers that automate and simplify business and administrative functions for payers, providers and pharmacies, generally on either a per transaction, per document, per communication, per member per month, per provider per month, monthly flat fee, contingent fee or hourly basis.

Revenue for financial and administrative information exchange services, payment and communication services, and healthcare consulting services are recognized as the services are provided. Postage fees related to our payment and communication services volumes are recorded on a gross basis. Revenue for our government eligibility and enrollment services and revenue optimization services generally are recognized at the time that our provider customer receives notice from the payer of a pending payment. Revenue for payment integrity services are recognized at the time that notice of customer acceptance is received.

Cash receipts or billings in advance of revenue recognition are recorded as deferred revenues in the accompanying consolidated balance sheets.

The Company excludes sales and use tax from revenue in the accompanying consolidated statements of operations.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Income Taxes

The Company records deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities, as well as differences relating to the timing of recognition of income and expenses.

Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, reversing taxable temporary differences, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The Company recognizes tax benefits for uncertain tax positions at the time the Company concludes that the tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. The benefit, if any, is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, upon resolution through negotiation or litigation with the taxing authority or on expiration of the statute of limitations.

Tax Receivable Agreement Obligations

In connection with the IPO, the Company entered into tax receivable agreements which obligated the Company to make payments to certain current and former owners of the Company, including affiliates of Hellman & Friedman LLC (“Hellman & Friedman”) and certain members of management, equal to 85% of the applicable cash savings that the Company realizes as a result of tax attributes arising from certain previous transactions, including the Merger. In connection with the Merger, the Company’s former majority owner assigned its rights under the tax receivable agreements to affiliates of Blackstone (Blackstone, together with Hellman & Friedman and certain current and former members of management, are hereinafter sometimes referred to collectively as the “TRA Members”).

Prior to the Merger, the Company’s balance sheet reflected these obligations at the amount that was both probable and reasonably estimable. In connection with the Merger, the tax receivable agreement obligations were adjusted to their fair value. The fair value of the obligations at the time of the Merger is being accreted to the amount of the gross expected obligations using the interest method. Changes in the amount of these obligations resulting from changes to either the timing or amount of cash flows are recognized in the period of change and measured using the discount rate inherent in the initial fair value of the obligations. The accretion of these obligations is classified as a separate caption in the accompanying consolidated statements of operations.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU “) No. 2014-08, which changes the requirements for reporting discontinued operations. Following adoption of this update, discontinued operations generally will be reported for the disposal by sale or otherwise of a component or a group of components that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results. This update is effective for fiscal years and interim periods beginning in those years after December 15, 2014, with early adoption permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, which replaces most prior general and industry specific revenue recognition guidance with a principles-based comprehensive revenue recognition framework. Under this revised framework, a company will recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. This update is currently scheduled to be effective for fiscal years and interim periods beginning in those years after December 15, 2016. Early adoption is not permitted. Upon adoption, a company may elect to either retrospectively restate each prior reporting period or reflect the cumulative effect of initially applying the update with an adjustment to retained earnings. The Company is currently assessing the potential effects this update may have on its consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, which clarifies, in the context of share-based payment awards, that a performance target that affects vesting and could be achieved after the requisite service period has been rendered should be treated as a performance condition. Prior to this update, because there was no explicit guidance, there was diversity in practice among companies. This update is effective for fiscal years and interim periods within those years beginning after December 15, 2015, with early adoption permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

In January 2015, the FASB issued ASU No. 2015-01, which eliminates the concept of extraordinary items from generally accepted accounting principles. This update is effective for fiscal years and interim periods beginning in those years after December 15, 2015, with early adoption permitted. The Company does not expect the adoption of this update to have a material effect on its consolidated financial statements.

3. Concentration of Credit Risk

The Company’s revenue is primarily generated in the United States. Changes in economic conditions, government regulations or demographic trends, among other matters, in the United States could adversely affect the Company’s revenue and results of operations.

The Company maintains its cash and cash equivalent balances in either insured depository accounts or money market mutual funds. The money market mutual funds are limited to investments in low-risk securities such as United States or government agency obligations, or repurchase agreements secured by such securities.

4. Business Combinations

In May 2012, the Company acquired all of the equity interests of TC3 Health, Inc. (“TC3”), a technology-enabled provider of cost containment and payment integrity solutions for healthcare payers.

In June 2013, the Company acquired all of the equity interests of Goold Health Systems (“Goold”), a technology-enabled provider of pharmacy benefit and related services primarily to state Medicaid agencies across the nation.

In February 2014, the Company acquired all of the equity interests of Vieosoft, Inc. (“Vieosoft”), a development stage enterprise.

In July 2014, the Company acquired all of the equity interests of Capario, Inc. (“Capario”), a technology-enabled provider of revenue cycle management solutions.

In November 2014, the Company acquired all of the equity interests of Change Healthcare Corporation (“Change Healthcare”), a technology-enabled provider of healthcare consumer engagement and transparency solutions.

In December 2014, the Company acquired all of the equity interests of Adminisource Communications, Inc. (“Adminisource”), a technology-enabled provider of payment and communication solutions.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

The following table summarizes certain information related to these acquisitions. The preliminary values of the consideration transferred, assets acquired and liabilities assumed in the Change Healthcare and Adminsource acquisitions, including the related tax effects, are subject to receipt of a final valuation and a final working capital settlement.

	Adminisource	Change Healthcare	Capario	Vieosoft	Goold	TC3
Total Consideration Fair Value at Acquisition Date:
Cash paid at closing	$34,825	$138,329	$89,423	$800	$19,391	$61,351
Contingent consideration	—	4,680	—	6,015	5,553	—
Parent options fair value	—	650	—	—	—	—
Other	(276)	(380)	(219)	—	(5)	383

	$34,549	$143,279	$89,204	$6,815	$24,939	$61,734

Allocation of the Consideration Transferred:
Cash	$20	$8,053	$2,292	$21	$1,101	$2,340
Accounts receivable	7,521	360	4,839	—	3,435	2,662
Deferred income tax assets	3,622	3,363	275	—	—	348
Prepaid expenses and other current assets	839	436	1,113	—	647	155
Property and equipment	1,324	8,393	9,580	—	7,695	10,414
Identifiable intangible assets:
Tradename	—	6,380	900	—	—	530
Noncompetition agreements	—	2,800	2,740	1,320	280	1,300
Customer relationships	20,947	4,350	38,510	—	5,160	18,810
Backlog and other	—	—	—	2,060	460	—
Goodwill	4,025	113,939	76,279	6,159	14,300	38,634
Accounts payable	(279)	(174)	(2,270)	—	(541)	—
Accrued expenses	(2,049)	(2,248)	(8,818)	(194)	(2,076)	(4,783)
Deferred revenues	(1,421)	(373)	(2)	—	(101)	—
Current maturities of long-term debt	—	—	(2,600)	(1,877)	(218)	—
Deferred income tax liabilities	—	—	(14,642)	(674)	(5,203)	(8,592)
Long-term debt	—	(2,000)	(18,785)	—	—	—
Other long-term liabilities	—	—	(207)	—	—	(84)

Total consideration transferred	$34,549	$143,279	$89,204	$6,815	$24,939	$61,734

Acquisition costs in sales, marketing, general and administrative expense:
For the year ended December 31, 2014	$553	$732	$975	$112	$—	$—
For the year ended December 31, 2013	$—	$—	$—	$199	$255	$—
For the year ended December 31, 2012	$—	$—	$—	$—	$176	$513

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

	Adminisource	Change Healthcare	Capario	Vieosoft	Goold	TC3
Other Information:
Gross contractual accounts receivable	$7,521	$360	$5,112	$—	$3,435	$2,943
Amount not expected to be collected	$—	$—	$273	$—	$—	$—
Goodwill expected to be deductible for tax purposes	$—	$—	$—	$—	$—	$—
Contingent Consideration Information:
Contingent consideration range	N/A	$0-$50,000	N/A	$0-$43,104	$0-15,000	N/A
Measurement period	N/A	January 1, 2015 to December 31, 2017	N/A	February 12, 2014 to December 31, 2017	July 1, 2013 to September 30, 2014	N/A
Basis of measurement	N/A	Revenue performance	N/A	Milestone achievement, revenue performance	Award of contracts with annual revenue exceeding targeted amount	N/A

Type of measurement	N/A	Level 3	N/A	Level 3	Level 3	N/A
Key assumptions at the acquisition date:
Range of annual revenue performance	N/A	$5,516 - $51,376	N/A	$3,118- $67,925	N/A	N/A
Probability of achieving milestone objectives	N/A	N/A	N/A	90%	N/A	N/A
Probability of achieving minimum gross profit margin	N/A	N/A	N/A	5% for 2015 -90% for 2017	N/A	N/A
Probability of winning new contracts	N/A	N/A	N/A	N/A	10%-50%	N/A
Probability of retaining contracts that expire during the measurement period	N/A	N/A	N/A	N/A	90%	N/A
Range of baseline revenue retention for existing customers	N/A	N/A	N/A	N/A	75%-125%	N/A
Expected payment date(s)	N/A	2016-2018	N/A	2015-2017	12/15/2014	N/A
Discount rate(s)	N/A	10.9% to 11.7%	N/A	5.2% to 53.2%	15.4%	N/A
Increase (decrease) to net loss:
For the year ended December 31, 2014	N/A	$—	N/A	$(1,270)	$2,577	N/A
For the year ended December 31, 2013	N/A	$—	N/A	$—	$(69)	N/A
For the year ended December 31, 2012	N/A	$—	N/A	$—	$—	N/A

In January 2015, the Company paid approximately $8,057 to the former stockholders of Goold in full satisfaction of its contingent consideration liability.

The Company generally recognizes goodwill attributable to the assembled workforce and expected synergies among the operations of the acquired entities and the Company’s existing operations. In the case of the Company’s acquisitions of operating companies, synergies generally have resulted from the elimination of duplicative facilities and personnel costs and cross selling opportunities among the Company’s existing customer base. Goodwill is generally deductible for federal income tax purposes when a business combination is treated as an asset purchase. Goodwill is generally not deductible for federal income tax purposes when the business combination is treated as a stock purchase.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

5. Property and Equipment

Property and equipment as of December 31, 2014 and 2013, consisted of the following:

	2014	2013
Computer equipment	$71,700	$61,348
Production equipment	24,266	20,870
Office equipment, furniture and fixtures	12,019	10,661
Software	147,211	117,265
Technology	171,433	156,107
Leasehold improvements	36,105	35,700
Construction in process	25,077	29,272

	487,811	431,223
Less accumulated depreciation	(243,658)	(161,753)

Property and equipment, net	$244,153	$269,470

Depreciation expense was $88,068, $80,538 and $74,777 for the years ended December 31, 2014, 2013 and 2012, respectively.

6. Goodwill and Intangible Assets

The following table presents the changes in the carrying amount of goodwill for the indicated periods.

	Software and Analytics	Network Solutions	Technology-enabled Services	Total
Balance at December 31, 2012	$431,669	$574,559	$481,906	$1,488,134
Acquisitions	—	—	14,300	14,300

Balance at December 31, 2013	$431,669	$574,559	$496,206	$1,502,434
Acquisitions	149,866	46,511	4,025	200,402
Other	—	(267)	—	(267)

Balance at December 31, 2014	$581,535	$620,803	$500,231	$1,702,569

Intangible assets subject to amortization as of December 31, 2014 consisted of the following:

	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	15.8	$1,627,530	$(253,720)	$1,373,810
Trade names	16.1	163,810	(25,336)	138,474
Non-compete agreements	2.0	19,940	(9,459)	10,481
Data sublicense agreement	2.8	31,000	(16,584)	14,416
Other	6.0	2,659	(446)	2,213

Total		$1,844,939	$(305,545)	$1,539,394

Amortization expense was $101,150, $103,301 and $112,448 for the years ended December 31, 2014, 2013 and 2012, respectively.

Aggregate future amortization expense for intangible assets is estimated to be:

2015	$106,127
2016	104,932
2017	100,668
2018	95,637
2019	94,791
Thereafter	1,037,239

$1,539,394

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

7. Debt Issuance Costs

As of December 31, 2014 and 2013, the total unamortized debt issuance costs were $12,818 and $13,572, respectively, and are included in other assets in the accompanying consolidated balance sheets.

8. Accrued Expenses

Accrued expenses as of December 31, 2014 and 2013 consisted of the following:

	2014	2013
Customer deposits	$28,618	$28,201
Accrued compensation	31,786	28,449
Accrued rebates	10,272	6,165
Accrued telecommunications	5,196	4,141
Accrued outside services	7,722	10,566
Accrued insurance	5,338	4,779
Accrued income, sales and other taxes	3,183	3,271
Accrued interest	1,828	1,935
Interest rate swap agreement	2,567	2,575
Accrued liabilities for purchases of property and equipment	2,833	6,462
Current portion of contingent consideration	11,548	5,484
Current portion of tax receivable agreement obligations to related parties	945	974
Pass-through payments	48,072	12,704
Other accrued liabilities	15,298	15,443

	$175,206	$131,149

9. Long-Term Debt

In November 2011, the Company incurred substantial new indebtedness comprised of a senior secured term loan facility (as amended, the “Term Loan Facility”), a revolving credit facility (the “Revolving Facility”; together with the Term Loan Facility, the “Senior Credit Facilities”), 11.00% Senior Notes due 2019 (the “2019 Notes”) and 11.25% Senior Notes due 2020 (the “2020 Notes”; together with the 2019 Notes, the “Senior Notes”).

Long-term debt as of December 31, 2014 and 2013 consisted of the following:

	December 31, 2014	December 31, 2013
Senior Credit Facilities
$1,301 million Senior Secured Term Loan facility, due November 2, 2018, net of unamortized discount of $12,740 and $15,826 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 4.21%)	$1,252,652	$1,262,445
$160 million Senior Secured Term Loan facility, due November 2, 2018, net of unamortized discount of $2,369 and $0 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 4.56%)	157,231	—
$125 million Senior Secured Revolving Credit facility, expiring on November 2, 2016 and bearing interest at a variable base rate plus a spread rate	—	—
Senior Notes
$375 million 11% Senior Notes due December 31, 2019, net of unamortized discount of $6,720 and $7,664 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 11.53%)	368,280	367,336
$375 million 11.25% Senior Notes due December 31, 2020, net of unamortized discount of $8,624 and $9,560 at December 31, 2014 and December 31, 2013, respectively (effective interest rate of 11.86%)	366,376	365,440
Obligation under data sublicense agreement	17,237	22,543
Other	12,129	12,592
Less current portion	(27,308)	(31,330)

Long-term debt	$2,146,597	$1,999,026

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Senior Credit Facilities

The credit agreement governing the Senior Credit Facilities (the “Senior Credit Agreement”) provides that, subject to certain conditions, the Company may request additional tranches of term loans, increase commitments under the Revolving Facility or the Term Loan Facility or add one or more incremental revolving credit facility tranches (provided that the revolving credit commitments outstanding at any time have no more than three different maturity dates) in an aggregate amount not to exceed (a) $300,000 plus (b) an unlimited amount at any time, subject to compliance on a pro forma basis with a first lien net leverage ratio of no greater than 4.00 to 1.00. Availability of such additional tranches of term loans or revolving credit facilities and/or increased commitments is subject to, among other conditions, the absence of any default under the Senior Credit Agreement and the receipt of commitments by existing or additional financial institutions. Proceeds of the Revolving Facility, including up to $30,000 in the form of borrowings on same-day notice, referred to as swingline loans, and up to $50,000 in the form of letters of credits, are available to provide financing for working capital and general corporate purposes.

Borrowings under the Senior Credit Facilities bear interest at an annual rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (i) the applicable prime rate, (ii) the federal funds rate plus 0.50% and (iii) a LIBOR rate determined by reference to the costs of funds for United States dollar deposits for an interest period of one month, adjusted for certain additional costs, plus 1.00%, which base rate, in the case of the Term Loan Facility only, shall be no less than 2.25%, or (b) a LIBOR rate determined by reference to the costs of funds for United States dollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, which, in the case of the Term Loan Facility only, shall be no less than 1.25%.

In April 2012, the Company amended the Senior Credit Agreement to reprice the Senior Credit Facilities and borrow $80,000 of additional term loans. Following this amendment, the LIBOR-based interest rate on the Term Loan Facility was LIBOR plus 3.75%, compared to the previous interest rate of LIBOR plus 5.50%. The new LIBOR-based interest rate on the Revolving Facility was LIBOR plus 3.50% (with a potential step-down to LIBOR plus 3.25% based on the Company’s first lien net leverage ratio), compared to the previous interest rate of LIBOR plus 5.25% (with a potential step-down to LIBOR plus 5.00% based on the Company’s first lien net leverage ratio).

In April 2013, the Company again amended the Senior Credit Agreement to further reprice, and also to modify certain financial covenants under, the Senior Credit Facilities. Following this amendment, the interest rate on the Term Loan Facility is LIBOR plus 2.50%, compared to the previous interest rate of LIBOR plus 3.75%. The new interest rate on the Revolving Facility is LIBOR plus 2.50%, compared to the previous interest rate of LIBOR plus 3.50% (or 3.25% based on a specified first lien net leverage ratio). The Term Loan Facility remains subject to a LIBOR floor of 1.25%, and there continues to be no LIBOR floor on the Revolving Facility. In connection with the April 2013 repricing, the Senior Credit Agreement also was amended to, among other things, eliminate the financial covenant related to the consolidated cash interest coverage ratio and modify the financial covenant related to the net leverage test by maintaining the required first lien net leverage ratio at 5.35 to 1.00 for the remaining term of the Senior Credit Facilities.

These amendments to the Senior Credit Agreement resulted in a loss on extinguishment of debt of $23,160 and $21,853 and other expenses related to fees paid to third parties of $1,151 and $3,558, for the years ended December 31, 2013 and 2012, respectively, which have been reflected within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations.

In December 2014, through another amendment to the Senior Credit Agreement, the Company borrowed an additional $160,000 under the incremental term loan facility on identical terms and having the same rights and obligations as the existing term loans under the Senior Credit Agreement.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, the Company is required to pay customary agency fees, letter of credit fees and a 0.50% commitment fee in respect of the unutilized commitments under the Revolving Facility.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

The Senior Credit Agreement requires that the Company prepay outstanding loans under the Term Loan Facility, subject to certain exceptions, with (a) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the Senior Credit Agreement, (b) 50% (which percentage will be reduced to 25% and 0% based on the Company’s first lien net leverage ratio) of the Company’s annual excess cash flow and (c) 100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions.

The Company generally may voluntarily prepay outstanding loans under the Senior Credit Facilities at any time without premium or penalty other than breakage costs with respect to LIBOR loans; provided, however, the Company, for a period of six months following the December 2014 incremental term loan amendment, is subject to a premium of 1.00% of the aggregate principal amount of any Incremental Term Loan amounts so prepaid.

The Company is required to make quarterly payments equal to 0.25% of the aggregate principal amount of the loans under the Term Loan Facility, with the balance due and payable on November 2, 2018. Any principal amount outstanding under the Revolving Facility is due and payable on November 2, 2016.

Certain of the Company’s United States wholly-owned restricted subsidiaries, together with the Company, are co-borrowers and jointly and severally liable for all obligations under the Senior Credit Facilities. Such obligations of the co-borrowers are unconditionally guaranteed by Beagle Intermediate Holdings, Inc. (a direct wholly-owned subsidiary of Parent), the Company and each of its existing and future United States wholly-owned restricted subsidiaries (with certain exceptions including immaterial subsidiaries). These obligations are secured by a perfected security interest in substantially all of the assets of the co-borrowers and guarantors now owned or later acquired, including a pledge of all of the capital stock of the Company and its United States wholly-owned restricted subsidiaries and 65% of the capital stock of its foreign restricted subsidiaries, subject in each case to the exclusion of certain assets and additional exceptions.

The Senior Credit Agreement requires the Company to comply with a maximum first lien net leverage ratio financial maintenance covenant, to be tested on the last day of each fiscal quarter. A breach of the first lien net leverage ratio covenant is subject to certain equity cure rights. In addition, the Senior Credit Facilities contain a number of negative covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its subsidiaries to:

•	incur additional indebtedness or guarantees;

•	incur liens;

•	make investments, loans and acquisitions;

•	consolidate or merge;

•	sell assets, including capital stock of subsidiaries;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock of the Company or any restricted subsidiary, subject to customary covenants, including compliance with leverage ratios and subject to limitation based on net income generated during the term of the Senior Credit Agreement;

•	alter the business of the Company;

•	amend, prepay, redeem or purchase subordinated debt;

•	engage in transactions with affiliates; and

•	enter into agreements limiting dividends and distributions of certain subsidiaries.

The Senior Credit Agreement also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including upon change of control).

As of December 31, 2014, the Company believes it was in compliance with all of the applicable debt covenants under the Senior Credit Agreement.

Senior Notes

The 2019 Notes bear interest at an annual rate of 11.00% with interest payable semi-annually on June 30 and December 31 of each year. The 2019 Notes mature on December 31, 2019. The 2020 Notes bear interest at an annual rate of 11.25% with interest payable quarterly on March 31, June 30, September 30 and December 31 of each year. The 2020 Notes mature on December 31, 2020.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

The Company may redeem the 2019 Notes, the 2020 Notes or both, in whole or in part, at any time on or after December 31, 2015 at the applicable redemption price, plus accrued and unpaid interest. At any time prior to December 31, 2015, the Company may redeem the 2019 Notes, the 2020 Notes or both, in whole or in part, at its option and on one or more occasions, at a redemption price equal to 100% of the principal amount, plus an applicable premium and accrued and unpaid interest. If the Company experiences specific kinds of changes in control, it must offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The Senior Notes are senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. The Company’s obligations under the Senior Notes are guaranteed on a senior basis by all of its existing and subsequently acquired or organized wholly-owned United States restricted subsidiaries that guarantee the Senior Credit Facilities or its other indebtedness or indebtedness of any affiliate guarantor. The Senior Notes and the related guarantees are effectively subordinated to the Company’s existing and future secured obligations and that of its affiliate guarantors to the extent of the value of the collateral securing such obligations, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of the Company’s subsidiaries that do not guarantee the Senior Notes.

The indentures governing the Senior Notes (the “Indentures”) contain customary covenants that restrict the ability of the Company and its restricted subsidiaries to:

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock, subject to customary covenants, including compliance with a fixed charge coverage ratio and subject to limitation based on net income generated during the term of the Indentures;

•	incur additional indebtedness or issue certain capital stock;

•	incur certain liens;

•	make investments, loans, advances and acquisitions;

•	consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries;

•	prepay subordinated debt;

•	engage in certain transactions with affiliates; and

•	enter into agreements restricting the subsidiaries’ ability to pay dividends.

The Indentures also contain certain customary affirmative covenants and events of default.

As of December 31, 2014, the Company believes it was in compliance with all of the applicable debt covenants under the Senior Notes.

Obligation Under Data Sublicense Agreement

In 2009 and 2010, the Company acquired certain additional rights to specified uses of its data from the former owner of the Company’s business in order to broaden the Company’s ability to pursue business intelligence and data analytics solutions for payers and providers. The Company previously licensed exclusive rights to this data to the former owner of the Company’s business. In connection with these data rights acquisitions, the Company recorded amortizable intangible assets and corresponding obligations at inception based on the present value of the scheduled annual payments through 2018, which totaled $65,000 in the aggregate (approximately $21,400 remained payable at December 31, 2014). In connection with the Merger, the Company was required to adjust this obligation to its fair value.

Other

From time to time, the Company enters into deferred financing arrangements with certain vendors. The obligations under such arrangements are recorded at the present value of the scheduled payments. Such future payments totaled $12,528 at December 31, 2014.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Aggregate Future Maturities

The aggregate amounts of future maturities under long-term debt arrangements are as follows:

Years Ending December 31,
2015	$27,308
2016	27,925
2017	17,570
2018	1,381,555
2019	375,000
Thereafter	375,000

$2,204,358

10. Interest Rate Swap

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. In January 2012, the Company executed three interest rate swap agreements to hedge the variable cash flows associated with existing variable-rate debt pursuant to the Term Loan Facility. As of December 31, 2014, the Company had outstanding interest rate derivatives with a combined notional amount of $640,000 that were designated as cash flow hedges of interest rate risk.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that an additional $2,567 will be reclassified as an increase to interest expense.

The following table summarizes the fair value of the Company’s derivative instruments at December 31, 2014 and 2013, respectively:

	Fair Values of Derivative Instruments Asset (Liability) Derivatives
	Balance Sheet Location	December 31, 2014	December 31, 2013
Derivatives designated as hedging instruments:
Interest rate swaps	Other assets	$222	$899
Interest rate swaps	Accrued expenses	(2,567)	(2,575)

		$(2,345)	$(1,676)

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The effect of the derivative instruments on the accompanying consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012, respectively, is summarized in the following table:

	Year Ended December 31,
	2014	2013	2012
Derivatives in Cash Flow Hedging Relationships
Gain/ (loss) related to effective portion of derivative recognized in other comprehensive loss	$(3,255)	$(1,559)	$8,194

Gain/ (loss) related to effective portion of derivative reclassified from accumulated other comprehensive loss to interest expense	$(2,587)	$(2,586)	$(2,373)

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Credit Risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company also could be declared in default on its derivative obligations.

As of December 31, 2014, the termination value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $3,051. If the Company had breached any of these provisions at December 31, 2014, the Company could have been required to settle its obligations under the agreements at this termination value. The Company does not offset any derivative instruments and the derivative instruments are not subject to collateral posting requirements.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

11. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company’s assets and liabilities that are measured at fair value on a recurring basis consist of the Company’s derivative financial instruments and contingent consideration associated with business combinations. The table below summarizes these items as of December 31, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall.

Description	Balance at December 31, 2014	Quoted in Markets Identical (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swaps	$(2,345)	$—	$(2,345)	$—
Contingent consideration obligations	(17,486)	—	—	(17,486)

Total	$(19,831)	$—	$(2,345)	$(17,486)

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair value of the interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments) using the overnight index swap rate as the discount rate.

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements and measures the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs to evaluate the likelihood of default by itself and by its counterparties. As of December 31, 2014, the Company determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of the Company’s contingent consideration obligations is estimated as the present value of total expected contingent consideration payments which are determined using a Monte Carlo simulation. This analysis reflects the contractual terms of the purchase agreement and utilizes assumptions with regard to future sales, probabilities of achieving such future sales, the timing of the expected payments and a discount rate. Significant increases with respect to assumptions as to future sales and probabilities of achieving such future sales would result in a higher fair value measurement while an increase in the discount rate would result in a lower fair value measurement.

The table below presents a reconciliation of the fair value of the liabilities that use significant unobservable inputs (Level 3).

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

	Fiscal Year Ended December 31,

	2014	2013
Balance at beginning of period	$(5,484)	$(296)
Adjustment of provisional amounts	—	—
Issuance of contingent consideration	(10,695)	(5,553)
Settlement of contingent consideration	—	296
Total changes included in contingent consideration	(1,307)	69

Balance at end of period	$(17,486)	$(5,484)

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

During the year ended December 31, 2014, the Company’s technology-enabled services segment received notice that its existing contract with a customer would not be renewed in full upon its expiration. As a result, the Company abandoned a customer related project that was under development and assessed the recoverability of the net assets included in the relevant asset group. The

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Company recognized an impairment charge to write off the abandoned project and to adjust the carrying value of the asset group to its fair value. This latter impairment charge was generally allocated to the affected long-lived assets on a pro rata basis. Additionally, the Company abandoned certain network solutions and technology-enabled services segment development projects in connection with execution of certain strategic initiatives during the year ended December 31, 2014.

The following table summarizes the affected financial statement captions, the allocation of the impairment charges among those captions and provides certain quantitative information associated with the required fair value measurements.

	Range of Inputs	Fair Value	Impairment
Long-lived assets to be held and used
Relevant asset group	N/A	$13,066	$73,220
Balance sheet account:
Customer relationships	N/A	N/A	$72,290
Property and equipment	N/A	N/A	$930
Unobservable inputs (discounted cash flow method):
Probability of contract extension	80%	N/A	N/A
Probability of new contract execution	20%-90%	N/A	N/A
Expected annual revenue range	$3,080-$3,590	N/A	N/A
Risk free interest rate	1.6%	N/A	N/A
Long-lived assets to be disposed of
Property and Equipment	N/A	$—	$9,949

Assets and Liabilities Measured at Fair Value upon Initial Recognition

The carrying amount and the estimated fair value of financial instruments held by the Company as of December 31, 2014 were:

	Carrying Amount	Fair Value
Cash and cash equivalents	$82,306	$82,306
Accounts receivable	$233,791	$233,791
Senior Credit Facilities (Level 1)	$1,424,992	$1,400,453
Senior Notes (Level 2)	$750,000	$811,643

The carrying amounts of cash equivalents and accounts receivable approximate fair value because of their short-term maturities. The fair value of long-term debt is based upon market quotes and trades by investors in partial interests of these instruments.

12. Commitments

Lease Commitments

The Company recognizes lease expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term including reasonably assured renewal periods from the time that the Company controls the leased property.

The Company leases its offices and other facilities under operating lease agreements that expire at various dates through 2025. Future minimum lease commitments under these non-cancellable lease agreements as of December 31, 2014 were as follows:

Years Ending December 31:
2015	$12,022
2016	11,368
2017	10,721
2018	9,504
2019	4,981
Thereafter	14,985

Total minimum lease payments	$63,581

Total rent expense for all operating leases was $12,991, $12,625 and $11,193 for the years ended December 31, 2014, 2013 and 2012, respectively.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Post-employment Benefits

The Company generally offers post-employment benefits to its employees in the case of certain employee termination events consisting of severance and outplacement services. The extent of such benefits vary based on employee title and, in some cases, accumulate based on the respective employee’s years of service to the Company. Due to the episodic nature of the Company’s severance benefit history and the inability to reasonably predict future termination events, no accrual for accumulating severance benefits is accrued until the point that the payment of a severance benefit is probable and can be reasonably estimated.

13. Legal Proceedings

The Company finalized and paid $8,000 related to the settlement of a vendor fee dispute in 2014, with $3,000 and $5,000 of this amount recognized within sales, marketing, general and administrative expense during the years ended December 31, 2014 and 2013, respectively.

Additionally, in the normal course of business, the Company is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcomes will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

14. Incentive Compensation Plans

Equity Compensation Plans

In connection with the Merger, the Company’s then outstanding grants under various equity compensation programs, including the 2009 Equity Incentive Plan (the “2009 Plan”), became fully vested immediately prior to the closing of the Merger in accordance with the award agreements and were settled in cash, canceled or, for certain members of senior management, exchanged for new options of Parent common stock (the “Rollover Awards”).

Parent assumed the 2009 Plan by adopting the Beagle Parent Corp. Amended and Restated 2009 Equity Incentive Plan (the “Parent Equity Plan”). Pursuant to the Parent Equity Plan, 159,750 shares of Parent common stock have been reserved for the issuance of equity awards to employees, directors and consultants of Parent and its affiliates.

Equity Awards

Parent grants equity-based awards of Parent common stock to certain employees and directors under the Parent Equity Plan. Grants under the Parent Equity Plan consist of one, or a combination of, time-vested awards and/or performance-based awards. In each case, the equity awards are subject to certain call rights by Parent in the event of termination of service by the award holder and put rights by the award holder or his/her beneficiaries in the event of death or disability. The Company’s practice is to repurchase shares of Parent common stock held by former employees no earlier than six months following issuance of such shares of Parent common stock. As of December 31, 2014, the Company expects to repurchase 2,090 such shares of Parent common stock.

Time Vested Awards: The time-vested awards consist of the following:

(i) Tier I Time Awards were granted with an exercise price equal to the fair value of Parent common stock on the date of grant and generally vest in equal 20% installments on the first through fifth anniversary of the Merger or the grant date, subject to the award holder’s continued employment through each vesting date. The Company estimates the fair value of the Tier I Time Awards using the Black-Scholes option pricing model. As of December 31, 2014, unrecognized compensation expense related to Tier I Time Awards was $24,305. This expense is expected to be recognized over a weighted average period of 2.30 years.

(ii) Tier II Time Awards were granted with an exercise price greater than the fair value of Parent common stock on the date of grant and generally vest in equal 20% installments on the first through fifth anniversary of the Merger or grant date, subject to the award holder’s continued employment through each vesting date. As the Tier II Time Awards were granted with an exercise price that was significantly out of the money as of the grant date, the Tier II Time Awards contain an implied market condition. As a result, the requisite service period is the longer of the explicit and derived service periods. The Company estimates the fair value of the Tier II Time Awards using a Monte Carlo simulation. As of December 31, 2014, unrecognized compensation expense related to the Tier II Time Awards was $2,564. This expense is expected to be recognized over a weighted average period of 2.25 years.

Performance Awards: The performance awards were granted with an exercise price equal to the fair value of Parent common stock on the date of grant and vest, subject to the employee’s continued employment through the vesting date, on the date when Blackstone has sold at least 25% of the maximum number of Parent shares held by it (i.e. a liquidity event) and achieved a specified rate of return. The Company values the performance awards using a Monte Carlo simulation. Because vesting of the performance awards is contingent upon the occurrence of a liquidity event, no compensation expense has been recorded related to the performance awards. In the event that a sale by Blackstone of at least 25% of its stock occurs, the Company will record all related compensation expense at that time. As of December 31, 2014, unrecognized compensation expense related to the performance awards was $24,561.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Restricted Stock Units: During 2014, the Company granted 1,500 restricted stock units with a grant date fair value of $1,020 to vest in 20% equal installments on the first through fifth anniversary of the Merger or the grant date, subject to the employee’s continued employment through each vesting date. As of December 31, 2014, no restricted stock units were vested and unrecognized compensation expense related to the restricted stock units was $1,347. This expense is expected to be recognized over a weighted average period of 2.67 years.

Modification of Awards

In September 2013, awards granted to the Company’s former chief executive officer were modified to accelerate vesting and extend the grace period to exercise a portion of the Tier I Time Awards and Performance Awards for three years following his termination. In November 2014, awards granted to a former executive were modified to extend the period to exercise vested options following his termination. The former executive’s exercise period for the Tier I Time Awards was extended to fourteen months following his termination, and total incremental compensation cost recognized as a result of these modifications to the Tier I Time Awards was $167 and $970 for the years ended December 31, 2014 and 2013, respectively. Additionally, the former executive’s exercise period for the Performance Awards was extended to eight months following his termination, and in the event the performance condition governing the Performance Awards becomes probable, the Company will recognize $1,031 of incremental compensation cost as a result of these modifications.

Activity Summary

A summary of award activity under the Parent Equity Plan for the year ended December 31, 2014, is presented separately below for awards valued using the Black Scholes option pricing model and a Monte Carlo simulation.

Awards Valued Using the Black Scholes Option Pricing Model

			Weighted Average		Weighted Average Remaining		Aggregate
	Awards		Exercise Price		Contractual Term		Intrinsic Value
	Tier I Time Awards	Rollover Awards	Tier I Time Awards	Rollover Awards	Tier I Time Awards	Rollover Awards	Tier I Time Awards	Rollover Awards
Outstanding at January 1, 2014	54,722.7	2,985.0	$1,006	$250	8.9	7.8	$764	$4,058
Granted	17,500.0	472.0	1,241	88
Exercised	(3,463.0)	(875.0)	1,000	250			942	917
Expired	—	—	—	—
Forfeited	(7,389.7)	—	1,001	—
Outstanding at December 31, 2014	61,370.0	2,582.0	$1,074	$220	8.4	7.4	$24,005	$3,215

Exercisable at December 31, 2014	21,490.5	2,582.0	$1,003	$220	7.7	7.4	$9,928	$3,215

Awards Valued Using a Monte Carlo Simulation

			Weighted Average		Weighted Average Remaining		Aggregate
	Awards		Exercise Price		Contractual Term		Intrinsic Value
	Tier II Time Awards	Performance Awards	Tier II Time Awards	Performance Awards	Tier II Time Awards	Performance Awards	Tier II Time Awards	Performance Awards
Outstanding at January 1, 2014	16,300.0	52,000.0	$2,500	$1,005	8.9	9.6	$—	$—
Granted	2,850.0	16,750.0	2,500	1,239
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	(4,900.0)	(9,177.5)	2,500	1,000
Outstanding at December 31, 2014	14,250.0	59,572.5	$2,500	$1,074	8.2	8.4	$—	$—

Exercisable at December 31, 2014	5,140.0	—	$2,500	$—	7.8	—	$—	$—

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Restricted Stock Units

Restricted Stock Units
Unvested at December 31, 2013	—
Granted	1,500
Canceled	—
Vested	—

Unvested at December 31, 2014	1,500

Black-Scholes and Monte Carlo Simulation Option Pricing Model Assumptions

The following table summarizes the weighted average grant date fair values of awards valued using the Black-Scholes and Monte Carlo Simulation option pricing models, as appropriate, and the weighted average assumptions used to develop the fair value estimates under each of the valuation models for the years ended December 31, 2014, 2013 and 2012, respectively:

Year Ended December 31, 2014:	Tier I Time Awards	Tier II Time Awards	Performance Awards
Weighted average grant date fair value	$721.62	$399.07	$409.74
Expected volatility	59.22%	55.87%	54.01%
Risk-free interest rate	1.93%	2.76%	2.35%
Expected term (years)	6.50	N/A	N/A

Year Ended December 31, 2013:
Weighted average grant date fair value	$606.70	$399.07	$371.61
Expected volatility	62.05%	55.87%	55.87%
Risk-free interest rate	1.77%	2.76%	2.76%
Expected term (years)	6.48	N/A	N/A

Year Ended December 31, 2012:
Weighted average grant date fair value	$567.88	$381.50	$433.67
Expected volatility	61.80%	57.63%	57.63%
Risk-free interest rate	0.84%	1.57%	1.57%
Expected term (years)	6.15	N/A	N/A

Expected dividend yield — The Company is subject to limitations on the payment of dividends under its Senior Credit Facilities as further discussed in Note 9 above to these consolidated financial statements. An increase in the dividend yield will decrease compensation expense.

Expected volatility — This is a measure of the amount by which the price of the equity instrument has fluctuated or is expected to fluctuate. For the Rollover Awards, the expected volatility was estimated based on a weighted average of the stock historical volatility prior to the Merger and the median historical volatility of a group of guideline companies (weighted based upon proportion of the expected term represented by the Company’s historical volatility and the volatility of the guideline companies, respectively). For awards granted following the Merger, the expected volatility was based upon the levered median historical volatility of a group of guideline companies. An increase in the expected volatility will increase compensation expense.

Risk-free interest rate — This is the U.S. Treasury rate for the week of the grant having a term approximating the expected life of the award. An increase in the risk-free interest rate will increase compensation expense.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Expected term — This is the period of time over which the awards are expected to remain outstanding. The Company estimates the expected term as the mid-point between the actual or expected vesting date and the contractual term. An increase in the expected term will increase compensation expense.

Summary of Equity Compensation Expense

For the years ended December 31, 2014, 2013 and 2012, the Company recognized expense of $7,334, $7,021 and $6,842, and an income tax benefit of $733, $59 and $0, respectively, in the aggregate related to its equity compensation arrangements.

Long Term Cash Incentive Plan

During 2013, the Company adopted the Emdeon Long Term Cash Incentive Plan (the “LTIP”). Under the terms of the LTIP, each participant has the opportunity to accrue a specified percentage of their respective annual base salary during each year of the 2013 to 2017 performance period based on the amount by which earnings before interest, taxes, depreciation and amortization of the participants designated business unit exceed a specified threshold. Aggregate payments under the LTIP will occur only in connection with a change in control of the Company and generally require the continued service of the respective participants through the date of the change in control.

At December 31, 2014, based on current participants, the maximum amount of cash payments that could be payable under the LTIP in the event of a change in control are $7,035. As of December 31, 2014, an estimated $1,771 of this maximum amount has been earned by the participants and would be payable in the event of a change in control. Because any payments under the LTIP are contingent upon a change in control, no amounts under the LTIP have been accrued in the accompanying consolidated balance sheets.

15. Retirement Plans

Employees of the Company may participate in a 401k plan, which provides for matching contributions from the Company. Expenses related to this 401k plan were $5,174, $4,942 and $4,040 for the years ended December 31, 2014, 2013 and 2012, respectively.

16. Income Taxes

The income tax provision for the years ended December 31, 2014, 2013 and 2012, respectively, was as follows:

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$(1,063)	$349	$(3,567)
State	2,590	2,521	1,868

Current income tax provision (benefit)	1,527	2,870	(1,699)

Deferred:
Federal	(42,382)	(40,161)	(41,210)
State	(1,010)	606	2,763

Deferred income tax provision (benefit)	(43,392)	(39,555)	(38,447)

Total income tax provision (benefit)	$(41,865)	$(36,685)	$(40,146)

The differences between the federal statutory rate and the effective income tax rate principally relate to the impact of valuation allowances and uncertain tax positions related to state income taxes, book versus tax basis differences in the Company’s investment in EBS Master LLC (“EBS Master”) prior to the change in tax status of EBS Master from a partnership to a corporation in January 2014, non-deductible costs related to the Merger and stock compensation expense recorded for book purposes but not deductible for tax. The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Year Ended December 31,
	2014	2013	2012
Statutory U.S. federal tax rate	35.00%	35.00%	35.00%
State income taxes (net of federal benefit)	1.00	(1.89)	(2.95)
Other	0.79	(0.10)	(1.02)
Domestic production activities	—	—	2.85
Change in tax status	(1.23)	—	—

Effective income tax rate	35.56%	33.01%	33.88%

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

At December 31, 2014, the Company had net operating loss carryforwards (tax effected) for federal and state income tax purposes of approximately $162,671 and $39,362, respectively, which expire from 2027 through 2035 and 2017 through 2035, respectively. A portion of net operating loss carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods due to the “change of ownership” provisions of the Internal Revenue Code and similar state provisions.

The Company and certain of its subsidiaries are included in Parent’s consolidated filing group for U.S. federal income tax purposes, as well as in certain state income tax returns that include Parent. With respect to tax returns for any taxable period in which the Company or any of its subsidiaries are included in a tax return filing with Parent, the amount of taxes to be paid by the Company is determined, subject to certain adjustments, as if it and its subsidiaries filed their own tax returns excluding Parent.

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2014 and 2013 were as follows:

	2014	2013
Deferred tax assets and (liabilities):
Depreciation and amortization	$(636,550)	$(327,142)
Investment in partnership	—	(307,077)
Accounts receivable	2,503	738
Fair value of interest rate swap	967	632
Accruals and reserves	17,756	4,122
Capital and net operating losses	203,962	182,182
Debt discount and interest	451	1,249
Equity compensation	8,675	6,960
Valuation allowance	(15,468)	(7,012)
Tax receivable agreement obligation to related parties	21,381	13,484
Other	1,989	1,918

Net deferred tax assets and (liabilities)	$(394,334)	$(429,946)

Reported as:
Current deferred tax assets	$18,893	$6,317
Non-current deferred tax liabilities	(413,227)	(436,263)

Net deferred tax assets and (liabilities)	$(394,334)	$(429,946)

In January 2014, the Company effected a change in the tax status of EBS Master from a partnership to a corporation. Prior to the tax status change, the Company recognized a deferred tax liability for the difference in the book and tax basis of its investment in EBS Master (i.e. outside basis). Following the tax status change, the Company’s deferred tax balances reflect differences in the book and tax bases of the individual assets and liabilities included in the corporation.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

	Year Ended December 31,
	2014	2013	2012
Unrecognized benefit from prior years	$11,366	$11,021	$9,911
Decreases from prior period tax positions	(38)	(216)	—
Increases from prior period tax positions		—	—
Increases from current period tax positions	331	561	1,461
Decreases from settlements with taxing authorities	(1,347)	—	(351)

Ending unrecognized benefit	$10,312	$11,366	$11,021

The Company had unrecognized tax benefits of $752 and $1,805 as of December 31, 2014 and 2013, respectively, which if recognized, would affect the effective income tax rate. The Company anticipates that the total amount of the unrecognized tax positions could change significantly in the next twelve months as a result of further insight as to the possible resolution of matters before the Joint Committee on Taxation, as well as the expiration of the statute of limitations related to certain matters.

The Company recognizes interest income and expense (if any) related to income taxes as a component of income tax expense. The Company recognized no interest and penalties for the years ended December 31, 2014, 2013 and 2012, respectively.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The Company’s U.S. federal and state income tax returns for the tax years 2011 and beyond remain subject to examination by the Internal Revenue Service. With respect to state and local jurisdictions and countries outside of the United States, the Company and its subsidiaries are typically subject to examination for a number of years after the income tax returns have been filed. Although the outcome of tax audits is always uncertain, the Company believes that adequate amounts of tax, interest and penalties have been provided for in the accompanying consolidated financial statements for any adjustments that may be incurred due to state, local or foreign audits.

17. Tax Receivable Agreement Obligations to Related Parties

The Company is a party to tax receivable agreements which obligate it to make payments to certain current and former owners of the Company, including affiliates of Blackstone, Hellman & Friedman and certain members of management (collectively, the “TRA Members”), equal to 85% of the applicable cash savings that the Company realizes as a result of tax attributes arising from certain previous transactions, including the Merger. The Company will retain the benefit of the remaining 15% of these tax savings.

The Company expects cumulative remaining payments under the tax receivable agreements of $351,190. $164,928 of this amount, which reflected the initial fair value of the tax receivable agreement obligations plus recognized accretion, was reflected as an obligation on the accompanying consolidated balance sheet at December 31, 2014. The accompanying consolidated statement of operations for the years ended December 31, 2014, 2013 and 2012 include accretion expense of $14,446, $26,470 and $8,666, respectively, related to this obligation.

During 2014, the Company changed its estimate of the timing and amount of future cash flows attributable to the tax receivable agreements as a result of a change in the Company’s effective tax rate, acquisitions consummated during the year and routine updates to financial projections. These revised estimates resulted in a decrease to loss before income tax benefit of $5,516 for the year ended December 31, 2014.

Based on current facts and circumstances, the Company estimates the aggregate payments due under the tax receivable agreements to be as follows:

Years Ending December 31:
2015	$945
2016	980
2017	64,290
2018	84,386
2019	23,842
Thereafter	176,747

Gross expected payments	351,190
Less: Amounts representing discount	(186,262)

Total tax receivable agreement obligations due to related parties	164,928
Less: Current portion due (included in accrued expenses)	(945)

Tax receivable agreement obligations due to related parties	$163,983

The timing and/or amount of aggregate payments due may vary based on a number of factors, including the amount and timing of the taxable income the Company generates in the future and the tax rate then applicable, the use of loss carryovers and the portion of payments under the tax receivable agreements constituting imputed interest or amortizable basis.

18. Other Related Party Transactions

Transaction and Advisory Fee Agreement

In connection with the Merger, the Company entered into a transaction and advisory fee agreement with Blackstone Management Partners L.L.C., an affiliate of Blackstone (“BMP”), and Hellman & Friedman, L.P., an affiliate of Hellman & Friedman (“HFLP,” and, together with BMP, the “Managers”), for a term of twelve years. Pursuant to the agreement, in consideration for certain advisory services, the Company is obligated to pay the Managers at the beginning of each fiscal year an aggregate advisory fee of $6,000 or an agreed upon amount not to exceed 2% of consolidated EBITDA (as defined in the Senior Credit Agreement) for such fiscal year. Pursuant to the agreement, the Managers are also entitled to receive transaction fees equal to 1% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring or recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction involving the Company.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Pursuant to the agreement, in connection with or in anticipation of a change in control of the Company, sale of all or substantially all of the assets of the Company or an initial public offering of the equity of the Company or parent entity of the Company or their successors, the Managers have the option to receive, in consideration of such Manager’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all the then-current and future annual advisory fees payable under the agreement, assuming a remaining twelve-year payment period. To the extent that the Company does not pay the lump sum fee when due, the obligation will accrue interest at an annual rate of 10%, compounded quarterly.

During the years ended December 31, 2014, 2013 and 2012, the Company paid $6,000 ($4,350 to BMP and $1,650 to HFLP), $6,000 ($4,350 to BMP and $1,650 to HFLP) and $6,600 ($5,985 to BMP and $615 to HFLP) in advisory fees and approximately $400, $200 and $400, respectively, as reimbursement to BMP for their out of pocket expenses. The advisory fees are reflected within sales, marketing, general and administrative expense in the accompanying consolidated statements of operations.

2019 Notes and Term Loans Held by Related Party

During the years ended December 31, 2014, 2013 and 2012, certain investment funds managed by GSO Capital Partners LP (the “GSO-managed funds”) held a portion of the 2019 Notes and the Senior Credit Facilities. GSO Advisor Holdings LLC (“GSO Advisor”) is the general partner of GSO Capital Partners LP. Blackstone, indirectly through its subsidiaries, holds all of the issued and outstanding equity interests of GSO Advisor. As of December 31, 2014 and 2013, the GSO-managed funds held $0 and $100,000 in principal amount of the 2019 Notes and $68,588 and $90,645 in principal amount of the Senior Credit Facilities ($686 and $906 of which is classified within current portion of long-term debt), respectively.

Transactions with Blackstone Portfolio Companies

The Company provides various services to, and purchases from, certain Blackstone portfolio companies under contracts that were executed in the normal course of business. The Company recognized revenue of $3,230, $6,959 and $3,606 related to services provided to Blackstone portfolio companies for the years ended December 31, 2014, 2013 and 2012, respectively.

Transactions with Hellman & Friedman Portfolio Companies

The Company both provides various services to, and purchases from, certain Hellman & Friedman portfolio companies under contracts that were executed in the normal course of business. The Company recognized revenue of $6,028, $2,029 and $206 related to services provided to Hellman & Friedman portfolio companies for the years ended December 31, 2014, 2013 and 2012, respectively. The Company paid Hellman & Friedman portfolio companies $116, $695 and $101 related to services provided to the Company for the years ended December 31, 2014, 2013 and 2012, respectively.

19. Segment Reporting

Effective January 1, 2015, the Company completed an internal reorganization of its reporting structure which resulted in a change in the composition of its operating segments. Additionally, the Company periodically makes other changes to the composition of its operating segments. Prior period segment information throughout the notes to these consolidated financial statements is restated to reflect the organizational structure and any other changes made.

Management views the Company’s operating results in three reportable segments: (a) software and analytics, (b) network solutions and (c) technology-enabled services. Listed below are the results of operations for each of the reportable segments. This information is reflected in the manner utilized by management to make operating decisions, assess performance and allocate resources. Such amounts include allocations of corporate shared services functions that are essential to the core operations of the reportable segments such as information technology, operations and product development functions. Segment assets and related depreciation expenses are not presented to management for purposes of operational decision making, and therefore are not included in the accompanying tables. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 2 to these consolidated financial statements.

Software and Analytics

The software and analytics segment provides provide revenue cycle technology, revenue optimization, payment integrity, electronic payment, data and analytic and consumer engagement solutions.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Network Solutions

The network solutions segment provides financial and administrative information exchange solutions for medical, dental and pharmacy claims management and other standardized healthcare transactions, including clinical information exchange capabilities.

Technology-enabled Services

The technology-enabled services segment provides payment and communication, eligibility and enrollment, healthcare consulting, payment automation and pharmacy benefits administration solutions.

Corporate and Eliminations

Inter-segment revenue and expenses primarily represent claims management and payment and communication solutions provided between segments.

Corporate and eliminations includes pass-through postage costs, management, administrative and certain other shared corporate services functions such as legal, finance, human resources and marketing, as well as eliminations to remove inter-segment revenue and expenses. These administrative costs are excluded from the adjusted EBITDA measure for each respective operating segment.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

The revenue and adjusted EBITDA for the operating segments are as follows:

	Year Ended December 31, 2014
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$249,491	$348,731	$432,004	$(23,277)	$1,006,949
Postage revenue	—	—	—	343,464	343,464
Inter-segment revenue	1,030	682	7,363	(9,075)	—

Net revenue	$250,521	$349,413	$439,367	$311,112	$1,350,413

Income (loss) before income taxes	84,897	173,586	74,047	(450,249)	(117,719)
Interest expense	—	—	—	146,829	146,829
Depreciation and amortization	—	—	—	189,218	189,218

EBITDA	84,897	173,586	74,047	(114,202)	218,328
Equity compensation	567	567	1,049	5,151	7,334
Acquisition accounting adjustments	305	6	780	(56)	1,035
Acquisition-related costs	88	110	2,268	4,461	6,927
Transaction-related costs and advisory fees	—	—	—	6,448	6,448

Strategic initiatives, duplicative and transition costs	828	237	179	11,620	12,864
Severance costs	1,389	1,592	2,134	2,890	8,005
Accretion	—	—	—	14,446	14,446
Impairment of long-lived assets	219	2,036	76,909	4,005	83,169
Contingent consideration	—	1,071	—	236	1,307
Other non-routine, net	1,235	334	4,131	(1,216)	4,484

EBITDA Adjustments	4,631	5,953	87,450	47,985	146,019

Adjusted EBITDA	$89,528	$179,539	$161,497	$(66,217)	$364,347

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

	Year Ended December 31, 2013
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$206,974	$331,218	$417,524	$(25,003)	$930,713
Postage revenue	—	—	—	311,854	311,854
Inter-segment revenue	2,173	595	3,572	(6,340)	—

Net revenue	$209,147	$331,813	$421,096	$280,511	$1,242,567

Income (loss) before income taxes	56,203	158,061	140,836	(466,243)	(111,143)
Interest expense	—	—	—	153,169	153,169
Depreciation and amortization	—	—	—	183,839	183,839

EBITDA	56,203	158,061	140,836	(129,235)	225,865
Equity compensation	735	1,540	1,210	3,536	7,021
Acquisition accounting adjustments	517	116	295	(34)	894
Acquisition-related costs	200	141	1,850	1,054	3,245
Transaction-related costs and advisory fees	—	—	—	6,948	6,948

Strategic initiatives, duplicative and transition costs	892	1,596	587	5,326	8,401
Severance costs	810	1,207	791	4,712	7,520
Loss on extinguishment of debt and other related costs	—	—	—	24,311	24,311
Accretion	—	—	—	26,470	26,470
Impairment of long-lived assets	5,782	1,831	2,688	318	10,619
Contingent consideration	—	(69)	—	—	(69)
Other non-routine, net	600	277	5,472	(3,584)	2,765

EBITDA Adjustments	9,536	6,639	12,893	69,057	98,125

Adjusted EBITDA	$65,739	$164,700	$153,729	$(60,178)	$323,990

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

	Year Ended December 31, 2012
	Software and Analytics	Network Solutions	Technology- enabled Services	Corporate and Eliminations	Consolidated
Revenue from external customers:
Solutions revenue	$168,592	$322,909	$378,327	$(26,434)	$843,394
Postage revenue	—	—	—	308,919	308,919
Inter-segment revenue	1,139	544	3,302	(4,985)	—

Net revenue	$169,731	$323,453	$381,629	$277,500	$1,152,313

Income (loss) before income taxes	50,725	158,875	140,498	(468,579)	(118,481)
Interest expense	—	—	—	172,253	172,253
Depreciation and amortization	—	—	—	187,225	187,225

EBITDA	50,725	158,875	140,498	(109,101)	240,997
Equity compensation	677	1,887	1,288	2,990	6,842
Acquisition accounting adjustments	2,079	945	1,715	(42)	4,697
Acquisition-related costs	421	155	4,411	1,926	6,913
Transaction-related costs and advisory fees	—	—	—	9,907	9,907

Strategic initiatives, duplicative and transition costs	290	3,379	360	5,701	9,730
Severance costs	413	434	699	86	1,632
Loss on extinguishment of debt and other related costs	—	—	—	25,411	25,411
Accretion	—	—	—	8,666	8,666
Impairment of long-lived assets	1,691	9	85	80	1,865
Other non-routine, net	375	148	917	(1,661)	(221)

EBITDA Adjustments	5,946	6,957	9,475	53,064	75,442

Adjusted EBITDA	$56,671	$165,832	$149,973	$(56,037)	$316,439

20. Accumulated Other Comprehensive Income (Loss)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of taxes, as of and for the year ended December 31, 2014.

	Foreign Currency Translation Adjustment	Cash Flow Hedge	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2014	$(264)	$(1,079)	$(1,343)
Change associated with foreign currency translation	(219)	—	(219)
Change associated with current period hedging	—	(2,980)	(2,980)
Reclassification into earnings	—	2,587	2,587

Balance at December 31, 2014	$(483)	$(1,472)	$(1,955)

21. Supplemental Condensed Consolidating Financial Information

In lieu of providing separate annual and interim financial statements for each guarantor of debt securities to be registered, Regulation S-X of SEC Guidelines, Rules and Regulations (“Regulation S-X”) provides companies, if certain criteria are satisfied, with the option to instead provide condensed consolidating financial information for its issuers, guarantors and non-guarantors. In the case of the Company, the applicable criteria include the following: (i) the Senior Notes are fully and unconditionally guaranteed on a joint and several basis (subject to customary release provisions), (ii) each of the guarantors of the Senior Notes is a direct or indirect 100%-owned subsidiary of the Company and (iii) any non-guarantors are considered minor as that term is defined in Regulation S-X. Because each of these criteria has been satisfied by the Company, summarized condensed consolidating balance sheets at December 31, 2014 and 2013, condensed consolidating statements of operations, comprehensive income (loss) and cash flows for each of the years ended December 31, 2014, 2013 and 2012, respectively, for the Company, segregating the issuer, the subsidiary guarantors and consolidating adjustments, are reflected below. Prior year amounts have been reclassified to conform to the current year presentation.

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Balance Sheet

	As of December 31, 2014
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$796	$81,510	$—	$82,306
Accounts receivable, net of allowance for doubtful accounts	—	233,791	—	233,791
Deferred income tax assets	—	18,893	—	18,893
Prepaid expenses and other current assets	2,267	26,979	—	29,246

Total current assets	3,063	361,173	—	364,236
Property and equipment, net	7	244,146	—	244,153
Due from affiliates	—	180,610	(180,610)	—
Investment in consolidated subsidiaries	1,740,062	—	(1,740,062)	—
Goodwill	—	1,702,569	—	1,702,569
Intangible assets, net	133,500	1,405,894	—	1,539,394
Other assets, net	152,689	17,270	(149,647)	20,312

Total assets	$2,029,321	$3,911,662	$(2,070,319)	$3,870,664

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$16,399	$—	$16,399
Accrued expenses	4,935	170,271	—	175,206
Deferred revenues	—	10,518	—	10,518
Current portion of long-term debt	6,709	20,599	—	27,308

Total current liabilities	11,644	217,787	—	229,431
Due to affiliates	180,610	—	(180,610)	—
Long-term debt, excluding current portion	771,019	1,375,578	—	2,146,597
Deferred income tax liabilities	—	562,874	(149,647)	413,227
Tax receivable agreement obligations to related parties	163,983	—	—	163,983
Other long-term liabilities	—	15,361	—	15,361
Commitments and contingencies
Equity	902,065	1,740,062	(1,740,062)	902,065

Total liabilities and equity	$2,029,321	$3,911,662	$(2,070,319)	$3,870,664

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Balance Sheet

	As of December 31, 2013
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$2,794	$73,744	$—	$76,538
Accounts receivable, net of allowance for doubtful accounts	—	214,247	—	214,247
Deferred income tax assets	—	6,317	—	6,317
Prepaid expenses and other current assets	3,441	23,578	—	27,019

Total current assets	6,235	317,886	—	324,121
Property and equipment, net	10	269,460	—	269,470
Due from affiliates	—	69,142	(69,142)	—
Investment in subsidiaries	1,764,213	—	(1,764,213)	—
Goodwill	—	1,502,434	—	1,502,434
Intangible assets, net	142,500	1,490,188	—	1,632,688
Other assets, net	64,536	14,949	(60,316)	19,169

Total assets	$1,977,494	$3,664,059	$(1,893,671)	$3,747,882

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$8,367	$—	$8,367
Accrued expenses	8,205	122,944	—	131,149
Deferred revenues	—	10,881	—	10,881
Current portion of long-term debt	5,775	25,555	—	31,330

Total current liabilities	13,980	167,747	—	181,727
Due to affiliates	69,142	—	(69,142)	—
Long-term debt, excluding current portion	775,330	1,223,696	—	1,999,026
Deferred income tax liabilities	—	496,579	(60,316)	436,263

Tax receivable agreement obligations to related parties	150,496	—	—	150,496
Other long-term liabilities	—	11,824	—	11,824
Commitments and contingencies	—	—	—	—
Total equity	968,546	1,764,213	(1,764,213)	968,546

Total liabilities and equity	$1,977,494	$3,664,059	$(1,893,671)	$3,747,882

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2014
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue:
Solutions revenue	$—	$1,006,949	$—	1,006,949
Postage revenue	—	343,464	—	343,464

Total revenue	—	1,350,413	—	$1,350,413
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	462,332	—	462,332
Development and engineering	—	32,956	—	32,956
Sales, marketing, general and administrative	17,126	181,253	—	198,379
Postage	—	343,464	—	343,464
Depreciation and amortization	9,003	180,215	—	189,218
Accretion	14,446	—	—	14,446
Impairment of long-lived assets	—	83,169	—	83,169

Operating income (loss)	(40,575)	67,024	—	26,449
Equity in earnings of consolidated subsidiaries	31,409	—	(31,409)	—
Interest expense, net	93,471	53,358	—	146,829
Loss on extinguishment of debt	—	—	—	—
Contingent consideration	—	1,307	—	1,307
Other	(111)	(3,857)	—	(3,968)

Income (loss) before income tax provision (benefit)	(165,344)	16,216	31,409	(117,719)
Income tax provision (benefit)	(89,490)	47,625	—	(41,865)

Net income (loss)	$(75,854)	$(31,409)	$31,409	$(75,854)

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2013
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue:
Solutions revenue	$—	$930,713	$—	930,713
Postage revenue	—	311,854	—	311,854

Total revenue	$—	$1,242,567	$—	$1,242,567
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	447,324	—	447,324
Development and engineering	—	31,426	—	31,426
Sales, marketing, general and administrative	12,321	157,730	—	170,051
Postage	—	311,854	—	311,854
Depreciation and amortization	9,004	174,835	—	183,839
Accretion	26,470	—	—	26,470
Impairment of long-lived assets	—	10,619	—	10,619

Operating income (loss)	(47,795)	108,779	—	60,984
Equity in earnings of consolidated subsidiaries	(14,159)	—	14,159	—
Interest expense, net	94,021	59,148	—	153,169
Loss on extinguishment of debt	485	22,675	—	23,160
Contingent consideration	—	(69)	—	(69)
Other	(2,925)	(1,208)	—	(4,133)

Income (loss) before income tax provision (benefit)	(125,217)	28,233	(14,159)	(111,143)
Income tax provision (benefit)	(50,759)	14,074	—	(36,685)

Net income (loss)	$(74,458)	$14,159	$(14,159)	$(74,458)

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Operations

	Year Ended December 31, 2012
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Revenue:
Solutions revenue	$—	$843,394	$—	843,394
Postage revenue	—	308,919	—	308,919

Total revenue	$—	$1,152,313	$—	$1,152,313
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	—	388,480	—	388,480
Development and engineering	—	33,271	—	33,271
Sales, marketing, general and administrative	9,072	137,940	—	147,012
Postage	—	308,919	—	308,919
Depreciation and amortization	9,004	178,221	—	187,225
Accretion	8,666	—	—	8,666
Impairment of long-lived assets	—	1,865	—	1,865

Operating income (loss)	(26,742)	103,617	—	76,875
Equity in earnings of consolidated subsidiaries	(3,400)	—	3,400	—
Interest expense, net	94,089	78,164	—	172,253
Loss on extinguishment of debt	495	21,358	—	21,853
Contingent consideration	—	—	—	—
Other	1,250	—	—	1,250

Income (loss) before income tax provision (benefit)	(119,176)	4,095	(3,400)	(118,481)
Income tax provision (benefit)	(40,841)	695	—	(40,146)

Net income (loss)	$(78,335)	$3,400	$(3,400)	$(78,335)

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Comprehensive Income (Loss)

	Year Ended December 31, 2014
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$(75,854)	$(31,409)	$31,409	$(75,854)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	(393)	—	—	(393)
Foreign currency translation adjustment	—	(219)	—	(219)
Equity in other comprehensive earnings	(219)	—	219	—

Other comprehensive income (loss)	(612)	(219)	219	(612)

Total comprehensive income (loss)	$(76,466)	$(31,628)	$31,628	$(76,466)

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Comprehensive Income (Loss)

	Year Ended December 31, 2013
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$(74,458)	$14,159	$(14,159)	$(74,458)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	2,583	—	—	2,583
Foreign currency translation adjustment	—	(137)	—	(137)
Equity in other comprehensive earnings	(137)	—	137	—

Other comprehensive income (loss)	2,446	(137)	137	2,446

Total comprehensive income (loss)	$(72,012)	$14,022	$(14,022)	$(72,012)

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Comprehensive Income (Loss)

	Year Ended December 31, 2012
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net income (loss)	$(78,335)	$3,400	$(3,400)	$(78,335)
Other comprehensive income (loss):
Changes in fair value of interest rate swap, net of taxes	(3,662)	—	—	(3,662)
Foreign currency translation adjustment	—	67	—	67
Equity in other comprehensive earnings	67	—	(67)	—

Other comprehensive income (loss)	(3,595)	67	(67)	(3,595)

Total comprehensive income (loss)	$(81,930)	$3,467	$(3,467)	$(81,930)

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2014
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Operating activities
Net income (loss)	$(75,854)	$(31,409)	$31,409	$(75,854)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,003	180,215	—	189,218
Accretion	14,446	—	—	14,446
Equity compensation	335	6,999	—	7,334
Deferred income tax expense (benefit)	(89,089)	45,697	—	(43,392)
Amortization of debt discount and issuance costs	2,704	5,143	—	7,847
Contingent consideration	—	1,307	—	1,307
Gain on sale of cost method investment	(114)	—	—	(114)
Impairment of long lived assets	—	83,169	—	83,169
Equity in earnings of consolidated subsidiaries	31,409	—	(31,409)	—
Other	(1,089)	(1,166)	—	(2,255)
Changes in operating assets and liabilities:
Accounts receivable	—	(6,824)	—	(6,824)
Prepaid expenses and other	773	(237)	—	536
Accounts payable	—	4,591	—	4,591
Accrued expenses, deferred revenue, and other liabilities	(7,908)	34,558	—	26,650
Tax receivable agreement obligations to related parties	(988)	—	—	(988)
Due to/from affiliates	111,582	(111,582)	—	—

Net cash provided (used in) by operating activities	(4,790)	210,461	—	205,671

Investing activities
Purchases of property and equipment	—	(55,926)	—	(55,926)
Payments for acquisitions, net of cash acquired	—	(252,772)	—	(252,772)
Proceeds from sale of cost method investment	677	—	—	677
Other	—	(139)	—	(139)
Investment in subsidiary	95	—	(95)	—

Net cash provided by (used in) investing activities	772	(308,837)	(95)	(308,160)

Financing activities
Distributions from (to) Emdeon Inc. net	—	(95)	95	—
Proceeds from Term Loan Facility	—	157,600	—	157,600
Payments on Term Loan Facility	(276)	(13,003)	—	(13,279)
Payment of debt assumed from acquisition	—	(25,262)	—	(25,262)
Proceeds from Revolving Facility	—	183,000	—	183,000
Payments on Revolving Facility	—	(183,000)	—	(183,000)
Payment of loan costs	—	(2,096)	—	(2,096)
Repayment of deferred financing arrangements	—	(10,741)	—	(10,741)
Repurchase of Parent common stock	(960)	(261)	—	(1,221)
Capital contribution from Parent	3,256	—	—	3,256

Net cash provided by (used in) financing activities	2,020	106,142	95	108,257

Net decrease in cash and cash equivalents	(1,998)	7,766	—	5,768
Cash and cash equivalents at beginning of period	2,794	73,744	—	76,538

Cash and cash equivalents at end of period	$796	$81,510	$—	$82,306

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Cash Flows

	As of December 31, 2013
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Operating activities
Net income (loss)	$(74,458)	$14,159	$(14,159)	$(74,458)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,004	174,835	—	183,839
Accretion expense	26,470	—	—	26,470
Equity compensation expense	240	6,781	—	7,021
Deferred income tax expense (benefit)	(49,195)	9,640	—	(39,555)
Amortization of debt discount and issuance costs	2,501	5,974	—	8,475
Contingent consideration	—	(69)	—	(69)
Gain on sale of cost method investment	(2,925)	—	—	(2,925)
Loss on extinguishment of debt	478	22,350	—	22,828
Impairment of long lived assets	—	10,619	—	10,619
Equity in earnings of consolidated subsidiaries	(14,159)	—	14,159	—
Other	(822)	(1,140)	—	(1,962)
Changes in operating assets and liabilities:
Accounts receivable	—	(20,791)	—	(20,791)
Prepaid expenses and other	(2,402)	3,844	—	1,442
Accounts payable	—	1,335	—	1,335
Accrued expenses, deferred revenue, and other liabilities	3,171	26,102	—	29,273
Tax receivable agreement obligations to related parties	(1,142)	—	—	(1,142)
Due to/from affiliates	6,209	(6,209)	—	—

Net cash provided by (used in) operating activities	(97,030)	247,430	—	150,400

Investing activities
Purchases of property and equipment	(11)	(71,075)	—	(71,086)
Payments for acquisitions, net of cash acquired	—	(18,291)	—	(18,291)
Proceeds from sale of cost method investment	96,475	(90,655)	—	5,820
Investment in subsidiaries, net	5,821	—	(5,821)	—

Net cash provided by (used in) investing activities	102,285	(180,021)	(5,821)	(83,557)

Financing activities
Distributions from (to) Emdeon Inc., net	—	(5,821)	5,821	—
Payments on Term Loan Facility	(280)	(12,632)	—	(12,912)
Payment of debt assumed from acquisition	—	(218)	—	(218)
Payment of loan costs	—	(2,178)	—	(2,178)
Repayment of deferred financing arrangements	(4,321)	(3,243)	—	(7,564)
Repurchase of Parent common stock	(613)	—	—	(613)
Capital contribution from Parent	1,999	—		1,999
Other	—	(582)	—	(582)

Net cash provided by (used in) financing activities	(3,215)	(24,674)	5,821	(22,068)

Net increase (decrease) in cash and cash equivalents	2,040	42,735	—	44,775
Cash and cash equivalents at beginning of period	754	31,009	—	31,763

Cash and cash equivalents at end of period	$2,794	$73,744	$—	$76,538

Emdeon Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share, Unit and Per Unit Amounts)

Condensed Consolidating Statement of Cash Flows

	As of December 31, 2012
	Emdeon Inc.	Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Operating activities
Net income (loss)	$(78,335)	$3,400	$(3,400)	$(78,335)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,004	178,221	—	187,225
Accretion expense	8,666	—	—	8,666
Equity compensation expense	27	6,815	—	6,842
Deferred income tax expense (benefit)	(40,841)	2,394	—	(38,447)
Amortization of debt discount and issuance costs	2,265	7,920	—	10,185
Loss on extinguishment of debt	495	17,798	—	18,293
Impairment of long lived assets	—	1,865	—	1,865
Equity in earnings of consolidated subsidiaries	(3,400)	—	3,400	—
Other	—	820	—	820
Changes in operating assets and liabilities:
Accounts receivable	—	1,601	—	1,601
Prepaid expenses and other	1,438	(13,534)	—	(12,096)
Accounts payable	—	(2,149)	—	(2,149)
Accrued expenses, deferred revenue, and other liabilities	(14,244)	(10,972)	—	(25,216)
Tax receivable agreement obligations to related parties	(334)	—	—	(334)
Due to/from affiliates	7,463	(7,463)	—	—

Net cash provided by (used in) operating activities	(107,796)	186,716	—	78,920

Investing activities
Purchases of property and equipment	—	(62,054)	—	(62,054)
Payments for acquisitions, net of cash acquired	—	(59,011)	—	(59,011)
Investment in subsidiaries, net	112,067	—	(112,067)	—

Net cash provided by (used in) investing activities	112,067	(121,065)	(112,067)	(121,065)

Financing activities
Distributions from (to) Emdeon Inc., net	—	(112,067)	112,067	—
Proceeds from Term Loan Facility	—	70,351	—	70,351
Payments on Term Loan Facility	(259)	(12,558)	—	(12,817)
Payments on Revolving Facility	—	(15,000)	—	(15,000)
Payment of loan costs	(34)	(2,026)	—	(2,060)
Repayment of deferred financing arrangements	(3,796)	—	—	(3,796)
Repurchase of Parent common stock	—	(317)	—	(317)
Other	—	(376)	—	(376)

Net cash provided by (used in) financing activities	(4,089)	(71,993)	112,067	35,985

Net increase (decrease) in cash and cash equivalents	182	(6,342)	—	(6,160)
Cash and cash equivalents at beginning of period	572	37,351	—	37,923

Cash and cash equivalents at end of period	$754	$31,009	$—	$31,763

Emdeon Inc.

Schedule II—Valuation and Qualifying Accounts

(In Thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Write-offs	Balance at End of Year
Allowance for doubtful accounts
Year ended December 31, 2014	$3,856	$5,027	$88	$(2,594)	$6,377
Year ended December 31, 2013	$3,585	$1,982	$854	$(2,565)	$3,856
Year ended December 31, 2012	$1,201	$1,598	$3,571	$(2,785)	$3,585